                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                     FORM 15

          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
       SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION
           OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934.

                                              Commission File Number    0-20984
                                                                    ------------

                         HAHN AUTOMOTIVE WAREHOUSE, INC.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

         415 WEST MAIN STREET, ROCHESTER, NEW YORK 14608 (716) 235-1595
--------------------------------------------------------------------------------
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          COMMON STOCK, $0.01 PAR VALUE
--------------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      NONE
--------------------------------------------------------------------------------
   (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)     [ ]         Rule 12h-3(b)(1)(i)     [X]
            Rule 12g-4(a)(1)(ii)    [ ]         Rule 12h-3(b)(1)(ii)    [ ]
            Rule 12g-4(a)(2)(i)     [ ]         Rule 12h-3(b)(2)(i)     [ ]
            Rule 12g-4(a)(1)(ii)    [ ]         Rule 12h-3(b)(2)(ii)    [ ]
                                                Rule 15d-6              [ ]

         Appropriate number of holders of record as of the certification or
notice date:         1
             -------------------

         Pursuant to the requirements of the Securities Exchange Act of 1934 Hahn Automotive Warehouse, Inc,. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



Date:    September 24, 2001             By:    /s/  Eli N. Futerman
         ----------------------                ---------------------------------
                                               Eli N. Futerman, President